News Release

Sunoco Logistics Partners L.P. 1801 Market Street Philadelphia, Pa. 19103-1699

For further information contact:	For release: 5.00 p.m. October 20, 2004

Jerry Davis (media) 215-977-6298
Colin Oerton (investors) 215-977-6350

No. 17

SUNOCO LOGISTICS PARTNERS L.P.
REPORTS THIRD QUARTER AND NINE MONTH RESULTS AND DECLARES
INCREASED THIRD QUARTER DISTRIBUTION OF $0.6125 PER COMMON AND
SUBORDINATED UNIT

     PHILADELPHIA, October 20, 2004 – Sunoco Logistics Partners L.P. (NYSE: SXL) today announced net income for the third quarter ended September 30, 2004 of $12.8 million, or $0.50 per limited partner unit on a diluted basis, compared with $16.9 million for the third quarter of 2003, or $0.72 per limited partner unit on a diluted basis. For the nine months ended September 30, 2004, net income was $43.8 million compared with $46.6 million for the nine months ended September 30, 2003.

     Sunoco Partners LLC, the general partner of Sunoco Logistics Partners L.P., also declared an increased cash distribution for the third quarter 2004 of $0.6125 per common and subordinated partnership unit ($2.45 annualized) payable November 12, 2004 to unitholders of record on November 1, 2004, an increase of $0.025 per partnership unit on a quarterly basis ($0.10 annualized increase).

     “Our results for the third quarter were impacted by several events,” said Deborah M. Fretz, President and Chief Executive Officer. “Ratable cash flow continues to be strong with the inclusion of a one-third interest in the Harbor Pipeline for the full quarter as well as the acquisitions made in the first half of the year. We are confident that the business will continue to produce ratable cash flows and, therefore, we are declaring a 4.3 percent increase in our quarterly distribution to $0.6125 or $2.45 annually. This increase represents our sixth consecutive quarterly distribution increase.”

     The Partnership also recently announced two important transactions: the $8 million acquisition of an approximately 160,000 thousand barrel terminal located in Columbus, Ohio, which is expected to be immediately accretive upon the closing of the transaction, estimated to be within the next 60 days; and effective January 1, 2005 the operatorship of the West Texas Gulf Pipe Line, a 579-mile crude oil pipeline, originating from the West Texas oil fields, at Colorado City, Texas and the Partnership’s Nederland, Texas crude oil import terminal, extending to Longview, Texas where deliveries are made to several pipelines, including the Mid-Valley Pipeline. The Partnership is the largest shareholder in West Texas Gulf, having acquired its 43.8 percent interest in November 2002.

     Net income for the third quarter 2004 decreased $4.1 million from the prior year quarter to $12.8 million due to the impact of a turnaround at Sunoco, Inc.’s Marcus Hook refinery, higher Eastern and Western Pipeline System operating and maintenance expenses, weaker Western Pipeline System lease acquisition margins, and costs related to complying with Sarbanes-Oxley, partially offset by the operating results of recent acquisitions.

     For the nine months ended September 30, 2004, net income decreased $2.7 million to $43.8 million due mainly to higher Eastern Pipeline System operating and maintenance expenses, lower Western Pipeline System lease acquisition margins, and costs related to complying with Sarbanes-Oxley, partially offset by the operating results from the acquisitions and higher revenues at the Nederland Terminal.

Segmented Third Quarter Results

Eastern Pipeline System

     Operating income for the Eastern Pipeline System decreased $2.3 million to $7.8 million for the third quarter 2004 from $10.1 million for the third quarter 2003. Sales and other operating revenue increased from $24.1 million for the prior year’s third quarter to $24.5 million for the third quarter 2004 due mainly to an increase in total shipments, partially offset by lower revenue per barrel mile. The increase in shipments was principally the result of higher crude oil throughput on the Marysville to Toledo pipeline and higher refined product throughput on the Harbor Pipeline, partially offset by a four-week, planned turnaround at Sunoco, Inc.’s Marcus Hook refinery in September 2004. The increase in volume on the Harbor Pipeline was due mainly to the acquisition of an additional one-third ownership interest in late June 2004 and Sunoco, Inc.’s January 2004 purchase of the Eagle Point, New Jersey refinery. Total expenses increased from $17.6 million for the prior year’s third quarter to $20.2 million for the third quarter 2004 due principally to an increase in scheduled maintenance costs and product line losses caused by meter inaccuracies which have been remedied. In addition, total expenses increased due to the inclusion of an additional one-third interest in the Harbor Pipeline.

Terminal Facilities

     The Terminal Facilities business segment had a $0.9 million increase in operating income to $8.8 million for the third quarter 2004 from $7.9 million for the prior year’s third quarter. Total revenues increased $3.5 million to $28.1 million for the third quarter 2004 due primarily to the acquisition of the Eagle Point logistics assets from Sunoco, Inc. on March 30, 2004 and the purchase of two refined product terminals from ConocoPhillips located in Baltimore, Maryland and Manassas, Virginia on April 28, 2004. Operating expenses increased $1.8 million to $12.5 million for the third quarter 2004 due principally to the expenses associated with the acquired assets and an increase in scheduled tank maintenance costs at the Nederland Terminal. Depreciation and amortization increased

$0.7 million to $3.6 million for the third quarter 2004 due mainly to the inclusion of the acquired assets.

Western Pipeline System

     Operating income for the Western Pipeline System decreased $2.8 million to $1.3 million for the third quarter 2004 from $4.1 million for the third quarter 2003. The decrease was primarily the result of an increase in scheduled pipeline maintenance and integrity management expenses, lower lease acquisition volumes and margins, and the absence in the current period of a gain on sale of crude trucks. Total revenues and cost of products sold and operating expenses increased in the third quarter 2004 compared with the prior year’s third quarter due primarily to an increase in the price of crude oil, partially offset by a decline in lease acquisition and bulk volumes. The average price of West Texas Intermediate crude oil at Cushing, Oklahoma, increased to an average price of $43.85 per barrel for the third quarter 2004 from $30.22 per barrel for the third quarter 2003.

Segmented Nine Month Results

Eastern Pipeline System

     The Eastern Pipeline System experienced a $3.4 million decrease in operating income from $28.1 million for the nine months ended September 30, 2003 to $24.7 million for the nine months ended September 30, 2004. Sales and other operating revenue increased $1.2 million to $71.5 million for the first nine months of 2004 principally as a result of an increase in total shipments, partially offset by lower revenue per barrel mile. The increase in shipments was primarily the result of higher crude oil throughput on the Marysville to Toledo pipeline and higher refined product throughput on the Harbor Pipeline, partially offset by a decline in volumes as a result of turnarounds at Sunoco, Inc.’s Toledo refinery in March 2004 and Marcus Hook refinery in September 2004. Other income increased $0.8 million to $9.6 million for the first nine months of 2004 due principally to higher equity income from Explorer Pipeline due to a capacity expansion in September 2003. Total expenses increased $5.4 million to $56.4 million for the first nine months of 2004 due mainly to an increase in scheduled maintenance costs, product line losses previously mentioned, and the inclusion of an additional one-third interest in the Harbor Pipeline.

Terminal Facilities

     Operating income at the Terminal Facilities business segment increased $4.1 million to $26.2 million for the nine months ended September 30, 2004 compared with $22.1 million for the prior year comparable period. Total revenues increased $8.8 million to $78.2 million for the first nine months of 2004 due principally to revenues from the acquired assets mentioned previously, an increase in the Nederland Terminal’s volumes, and higher volumes at the refined product terminals and the Fort Mifflin Terminal Complex. The Nederland Terminal’s volumes increased from the prior year comparable period due to the construction of two new tanks in the prior year and higher utilization of existing tankage due to improved market conditions for crude oil imports. Operating expenses increased $3.4 million to $32.6 million for the first nine months of 2004 due mainly to expenses associated with the acquired assets, non-routine dredging activity on the Delaware River at the Fort Mifflin Terminal docks in the first quarter 2004, and an increase in scheduled tank maintenance costs at the Nederland Terminal. Depreciation and amortization increased $1.2 million to $9.6 million for the first nine months of 2004 due primarily to the inclusion of the acquired assets and the construction of two new tanks at the Nederland Terminal in the prior year.

Western Pipeline System

     Operating income for the Western Pipeline System was $8.1 million for the nine months ended September 30, 2004 compared with $11.2 million for the prior year comparable period. The decrease was primarily the result of lower lease acquisition margins and volumes and lower equity income from the West Texas Gulf Pipe Line due to a decline in demand for domestic crude oil transported on this pipeline from the prior year’s comparable period and the temporary shutdown of a significant connecting pipeline due to a planned, four-week refinery turnaround during the first half of 2004. Total revenues and cost of products sold and operating expenses increased in the first nine months of 2004 compared with the prior year comparable period due mainly to an increase in the price of crude oil, partially offset by a decline in lease acquisition and bulk volumes. The average price of West Texas Intermediate crude oil at Cushing, Oklahoma, increased to an average price of $39.01 per barrel for the first nine months of 2004 from $30.96 per barrel for the first nine months of 2003.

Other Analysis

Financing Costs

     Net interest expense was relatively unchanged for the third quarter 2004 and the nine months ended September 30, 2004 compared with the prior year comparable periods. Total debt outstanding at September 30, 2004 of $313.3 million consists of $248.8 million of the Senior Notes and $64.5 million of borrowings under the credit facility.

Capital Expenditures

     Maintenance capital expenditures increased $1.1 million to $7.7 million for the third quarter 2004 due to changes in the timing of scheduled pipeline and terminal maintenance activity. Maintenance capital expenditures of $16.6 million for the nine months ended September 30, 2004 were relatively unchanged when compared to the prior year comparable period. Management anticipates maintenance capital expenditures to be approximately $25.5 million for the year ended December 31, 2004.

     Expansion capital expenditures for the third quarter 2004 consisted primarily of pipeline connections and new truck stations in the Western Pipeline System and terminal capacity expansions. Expansion capital expenditures for the nine months ended September 30, 2004 consisted primarily of the third quarter 2004 items noted previously and the acquisition of the Eagle Point logistics assets from Sunoco on March 30 for $20.0 million, the purchase of two refined product terminals from ConocoPhillips on April 28 for $12.0 million, and the purchase of an additional one-third interest in the Harbor Pipeline from an affiliate of El Paso Corporation on June 28 for $7.3 million.

Sunoco Logistics Partners L.P.

Financial Highlights
(in thousands, except units and per unit amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Income Statement	2004	2003	2004	2003
Sales and other operating revenue	$857,603	$653,160	$2,419,490	$2,026,120
Other income	4,172	4,780	11,049	11,619

Total Revenues	861,775	657,940	2,430,539	2,037,739

Cost of products sold and operating expenses	824,325	617,221	2,313,172	1,919,893
Depreciation and amortization	7,886	6,918	22,098	20,512
Selling, general and administrative expenses	11,597	11,665	36,293	35,939

Total costs and expenses	843,808	635,804	2,371,563	1,976,344

Operating income	17,967	22,136	58,976	61,395
Net interest expense	5,202	5,268	15,130	14,822

Net Income	$12,765	$16,868	$43,846	$46,573

Calculation of Limited Partners’ interest:
Net Income	$12,765	$16,868	$43,846	$46,573
Less: General Partner’s interest	(707)	(399)	(2,009)	(993)

Limited Partners’ interest in Net Income	$12,058	$16,469	$41,837	$45,580

Net Income per Limited Partner unit
Basic	$0.50	$0.72	$1.78	$2.00

Diluted	$0.50	$0.72	$1.76	$1.99

Weighted average Limited Partners’ units outstanding:
Basic	23,988,734	22,771,793	23,557,919	22,771,793

Diluted	24,238,763	22,908,454	23,786,248	22,880,382

Capital Expenditure Data:
Maintenance capital expenditures	$7,687	$6,637	$16,554	$16,766
Expansion capital expenditures	4,775	4,507	48,813	9,348

Total	$12,462	$11,144	$65,367	$26,114

	September 30,	December 31,
	2004	2003
Balance Sheet Data (at period end):
Cash and cash equivalents	$59,785	$50,081
Total Debt	313,263	313,136
Total Partners’ Capital	452,464	400,871

Sunoco Logistics Partners L.P.
Earnings Contribution by Business Segment
(in thousands, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Eastern Pipeline System:
Sales and other operating revenue	$24,472	$24,133	$71,488	$70,298
Other income	3,555	3,523	9,591	8,810

Total Revenues	28,027	27,656	81,079	79,108

Operating expenses	13,286	10,411	34,674	29,299
Depreciation and amortization	2,725	2,703	8,123	7,972
Selling, general and administrative expenses	4,195	4,462	13,584	13,752

Operating Income	$7,821	$10,080	$24,698	$28,085

Terminal Facilities:
Total Revenues	$28,078	$24,608	$78,192	$69,371

Operating expenses	12,500	10,724	32,594	29,154
Depreciation and amortization	3,583	2,865	9,626	8,442
Selling, general and administrative expenses	3,163	3,110	9,764	9,671

Operating Income	$8,832	$7,909	$26,208	$22,104

Western Pipeline System:
Sales and other operating revenue	$805,066	$604,419	$2,269,823	$1,886,466
Other income	604	1,257	1,445	2,794

Total Revenues	805,670	605,676	2,271,268	1,889,260

Cost of products sold and operating expenses	798,539	596,086	2,245,904	1,861,440
Depreciation and amortization	1,578	1,350	4,349	4,098
Selling, general and administrative expenses	4,239	4,093	12,945	12,516

Operating Income	$1,314	$4,147	$8,070	$11,206

Sunoco Logistics Partners L.P.
Operating Highlights
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Eastern Pipeline System: (1)
Total shipments (barrel miles per day) (2)	59,503,096	57,459,042	57,825,743	54,898,010
Revenue per barrel mile (cents)	0.447	0.457	0.451	0.469
Terminal Facilities:
Terminal throughput (bpd):
Nederland terminal	497,380	504,293	492,792	450,304
Other terminals (3)	1,022,359	761,913	942,971	769,110
Western Pipeline System: (1)
Crude oil pipeline throughput (bpd)	295,684	302,502	298,523	305,970
Crude oil purchases at wellhead (bpd)	184,079	190,227	186,726	195,605
Gross margin per barrel of pipeline throughput (cents) (4)	18.2	25.1	23.9	25.1

(1)	Excludes amounts attributable to equity ownership interests in the corporate joint ventures.

(2)	Represents total average daily pipeline throughput multiplied by the number of miles of pipeline through which each barrel has been shipped.

(3)	Consists of the Partnership’s refined product terminals, the Fort Mifflin Terminal Complex, the Marcus Hook Tank Farm and the Eagle Point logistics assets.

(4)	Represents total segment sales and other operating revenue minus cost of products sold and operating expenses and depreciation and amortization divided by crude oil pipeline throughput.

     An investor call with management regarding our third-quarter results is scheduled for Thursday morning, October 21 at 9:00 am EDT. Those wishing to listen can access the call by dialing (USA toll free) 1-877-297-3442; International (USA toll) 1-706-643-1335 and request “Sunoco Logistics Partners Earnings Call, Conference Code 1228658”. This event may also be accessed by a webcast, which will be available at www.sunocologistics.com. A number of presentation slides will accompany the audio portion of the call and will be available to be viewed and printed shortly before the call begins. Individuals wishing to listen to the call on the Partnership’s web site will need Windows Media Player, which can be downloaded free of charge from Microsoft or from Sunoco Logistics Partners’ conference call page. Please allow at least fifteen minutes to complete the download.

     Audio replays of the conference call will be available for two weeks after the conference call beginning approximately two hours following the completion of the call. To access the replay, dial 1-800-642-1687. International callers should dial 1-706-645-9291. Please enter Conference ID# 1228658.

     Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, was formed to acquire, own and operate substantially all of Sunoco, Inc.’s refined product and crude oil pipelines and terminal facilities. The Eastern Pipeline System consists of approximately 1,900 miles of primarily refined product pipelines and interests in four refined products pipelines, consisting of a 9.4 percent interest in Explorer Pipeline Company, a 31.5 percent interest in Wolverine Pipe Line Company, a 12.3 percent interest in West Shore Pipe Line Company and a 14.0 percent interest in Yellowstone Pipe Line Company. The Terminal Facilities consist of 8.8 million barrels of refined product terminal capacity and 16.0 million barrels of crude oil terminal capacity (including 12.5 million barrels of capacity at the Texas Gulf Coast Nederland Terminal). The Western Pipeline System consists of approximately 2,700 miles of crude oil pipelines, located principally in Oklahoma and Texas, and a 43.8 percent interest the West Texas Gulf Pipe Line Company. For additional information visit Sunoco Logistics’ web site at www.sunocologistics.com.

     NOTE: Those statements made in this release that are not historical facts are forward-looking statements. Although Sunoco Logistics Partners L.P. (the “Partnership”) believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the Partnership’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: whether or not the transactions described in the foregoing news release will be cash flow accretive; increased competition; changes in demand for crude oil and refined products that we store and distribute; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor relations problems; the legislative or regulatory environment; plant construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in the Partnership’s June 30, 2004 Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 5, 2004. The Partnership undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.

- END -